 EXHIBIT 99.1

65 West Watkins Mill Road Gaithersburg, MD 20878 tel: 240-632-0740 fax: 240-632-0735 www.genvec.com

FOR IMMEDIATE RELEASE

Contact:
GenVec, Inc.
Douglas J. Swirsky
(240) 632-5510
dswirsky@genvec.com

GENVEC REPORTS THIRD QUARTER 2010 FINANCIAL RESULTS

GAITHERSBURG, MD – November 8, 2010 – GenVec, Inc. (Nasdaq: GNVC) today announced its financial results for the third quarter ended September 30, 2010.

GenVec reported a net loss of $2.4 million ($0.02 per share) for the three months ended September 30, 2010 compared to a net loss of $3.6 million ($0.04 per share) in the comparable quarter of 2009. For the nine months ended September 30, 2010, GenVec’s net loss was $11.3 million ($0.09 per share) compared to a net loss of $14.1 million ($0.15 per share) for the nine months ended September 30, 2009.

Revenues for the three-month and nine-month periods ended September 30, 2010 were $5.2 million and $11.3 million, respectively, representing increases of 76 percent and 7 percent as compared to $2.9 million and $10.5 million in the comparable prior year periods. The increase for the three and nine- month periods ended September 30, 2010 is primarily due to increased revenue associated with our hearing loss and balance disorder program and collaboration with Novartis that began in January 2010.  During the three and nine-month periods ended September 30, 2010 our revenues for this program increased $3.1 million and $4.5 million, respectively.  Partially offsetting the increase in revenue associated with our hearing loss and balance disorder program is lower revenue under both the foot and mouth disease (FMD) and HIV programs, a result of the decreased work scope and effort in 2010 as compared to the 2009 periods.  Revenue for the three and nine-month periods ended September 30, 2010 associated with our FMD program decreased $267,000 and $2.4 million, respectively, as compared to the prior year periods.  Revenue for the three and nine-month periods ended September 30, 2010 associated with our HIV program decreased $0.7 million and $1.6 million, respectively, as compared to the prior year periods.

Operating expenses were $7.5 million and $22.6 million for the three-month and nine-month periods ended September 30, 2010, respectively, representing an increase of 16 percent and a decrease of 7 percent as compared to $6.5 million and $24.3 million in the comparable prior year periods. The increase in the three-month period ended September 30, 2010 is primarily due to manufacturing activities associated with our hearing loss and balance disorder program, higher general laboratory and funded program supply costs and higher professional, personnel and facility costs as compared to the same period in 2009.  Partially offsetting these increases are decreased manufacturing activities related to our FMD and TNFerade programs and decreased clinical costs related to the termination of the PACT trial. The decrease in the nine-month period ended September 30, 2010 is due mainly to lower manufacturing costs during the period and to a lesser extent, clinical costs related to the termination of the PACT trial.  Manufacturing costs related to the TNFerade program decreased significantly due to the expense in 2009 associated with the termination of the Cobra Biomanufacturing Plc agreement with no corresponding costs in the comparable period in 2010.  These decreases are partially offset by increased laboratory supply costs.

GenVec ended the third quarter of 2010 with $35.9 million in cash, cash equivalents, and investments. “We anticipate revenues for 2010 will be between $16.0 million and $18.0 million. We currently project our cash burn to be approximately $1.5 million per quarter,” commented GenVec’s Senior Vice President and Chief Financial Officer, Douglas J. Swirsky.

Conference Call Information

GenVec will hold a conference call at 10:00 a.m. EST on Tuesday, November 9, 2010 to discuss the Company’s strategy and third quarter results. To listen to the live conference call, please dial 877-558-0567 (U.S. or Canada) or 706-643-4980 (international) and use the following Conference ID: 17066969. An audio replay of the conference call will be available starting at 1:00 p.m. EST on November 9, 2010 through November 16, 2010. To listen to the audio replay, dial 800-642-1687 or 706-645-9291 (international) and use access code 17066969.

A live webcast of the conference call will be available on the Company’s website and will be archived for 30 days. To access the webcast or the replay, go to www.genvec.com, click on “Investor Relations,” and click on “Webcasts and Data.”

About GenVec

GenVec, Inc. is a biopharmaceutical company developing novel therapeutic drugs and vaccines. GenVec uses proprietary drug discovery and development technologies to support a portfolio of product programs that address the prevention and treatment of a number of major diseases.  In collaboration with Novartis, GenVec is developing novel treatments for hearing loss and balance disorders. GenVec also develops and is evaluating the potential of TNFerade for the treatment of certain cancers and is developing vaccines for infectious diseases including influenza, HIV, malaria, foot-and-mouth disease, respiratory syncytial virus (RSV), and HSV-2. Additional information about GenVec is available at www.genvec.com and in the Company’s various filings with the Securities and Exchange Commission.

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding future revenues, operating expenses, cash burn and the focus of the Company’s business plan, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.  Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by GenVec to secure and maintain relationships with collaborators; risks relating to our product candidates being in early stages of development; uncertainties relating to clinical trials; risks relating to the commercialization, if any, of GenVec’s proposed product candidates; dependence on the efforts of third parties; dependence on intellectual property; and risks that we may lack the financial resources and access to capital to fund our operations.  Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov.  These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

 (Tables to Follow)

GenVec, Inc.
Condensed Statements of Operations
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Revenues	$5,156	$2,926	$11,276	$10,502

Operating expenses:
Research and development	5,137	4,774	16,016	19,159
General and administrative	2,397	1,719	6,626	5,102
Total operating expenses	7,534	6,493	22,642	24,261
Loss from operations	(2,378)	(3,567)	(11,366)	(13,759)
Interest income	1	2	3	37
Interest income/(expense), net	(1)	3	124	(62)
Other	-	-	(31)	(268)
Net loss	$(2,378)	$(3,562)	$(11,270)	$(14,052)

Basic and diluted loss per share	$(0.02)	$(0.04)	$(0.09)	$(0.15)

Shares used in computing basic and diluted net loss per share	129,025	101,001	125,911	93,953

GenVec, Inc. Selected Balance Sheet Information (in thousands)
	September 30, 2010	December 31, 2009
	(Unaudited)
Cash, cash equivalents, and investments	$35,947	$10,961
Working capital	32,688	7,002
Total assets	40,289	13,443
Stockholders’ equity	32,939	7,636

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